Exhibit 4.0.0
DESCRIPTION OF COMMON STOCK

The following is a description of the common stock, par value $0.01 per share, of Hertz Global Holdings, Inc. (the “Company,” “we” or “us”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The common stock, par value $0.01 per share, of The Hertz Corporation is not registered under Section 12 of the Exchange Act, and, as a result, is not described in this exhibit. This description is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, copies of which are filed as Exhibit 3.1.1 and 3.2.1, respectively, to the Annual Report on Form 10-K of the Company and The Hertz Corporation.

Overview

As of December 31, 2020, our amended and restated certificate of incorporation authorizes 400,000,000 shares of common stock, par value $0.01 per share. In addition, our amended and restated certificate of incorporation authorizes 40,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series. Our common stock trades exclusively on the over-the-counter market under the symbol “HTZGQ.”

As of December 31, 2020, 158,235,410 shares of our commons stock were issued, 156,206,478 shares of our common stock were outstanding, and no shares of our preferred stock were issued or outstanding.

Common Stock

Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. For other matters, except as otherwise required by law or any other rule or regulation applicable to us, action shall be taken by a vote of a majority of the shares entitled to vote at a meeting of stockholders on the subject matter in question represented in person or by proxy, assuming a quorum is present.

Dividend Rights and Liquidation Rights. The holders of our common stock are entitled to receive any dividends and other distributions that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Our ability to pay dividends on our common stock is subject to our subsidiaries’ ability to pay dividends to us, which is in turn subject to the restrictions set forth in the instruments governing our indebtedness.

Other Rights and Preferences. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and non-assessable. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue, as described below.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without further vote or action by the stockholders, to issue up to 40,000,000 shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions. The issuance of preferred stock could adversely affect the rights of holders of common stock or impede the completion of a merger, tender offer or other takeover attempt.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee to us or our stockholders, (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or the amended and restated certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against us or any director or officer or other employee governed by the internal affairs doctrine, in each case, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

Special Stockholder Meetings

The amended and restated certificate of incorporation provides that special meetings of the stockholders may be called by (i) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, (ii) the chairman of the board, (iii) the chief executive officer, or (iv) subject to certain procedures and conditions set forth therein, by the corporate secretary at the request of one or more stockholders who have held beneficial ownership of at least a thirty-five percent (35%) “net long position” of the outstanding common stock for at least thirty (30) days prior to the delivery of such request.

Rights Plan Limitations

The amended and restated certificate of incorporation provides that any rights plan adopted by our board of directors shall have a triggering “acquiring person” ownership threshold of 20% or higher. If our board of directors adopts a rights plan, such rights plan will be put to a vote of stockholders within 135 days of the date of adoption of such rights plan. If we fail to hold a stockholder vote on or prior to the 135th day deadline, then the rights plan shall automatically terminate on the 135th day deadline. If a stockholder vote is held on the rights plan and it is not approved by the holders of a majority of shares voted, then the rights plan shall expire on a date not later than the 135th day deadline.

Change of Control Related Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

A number of provisions in our amended and restated certificate of incorporation and amended and restated by-laws and under the DGCL may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

• enhance the likelihood of continuity and stability in the composition of our board of directors;

• discourage some types of transactions that may involve an actual or threatened change in control of us;

• discourage certain tactics that may be used in proxy fights;

• ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

• encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

Common Stock

The remaining shares of our authorized and unissued common stock will be available for future issuance without additional stockholder approval, subject to the rules of the exchange in which the shares are listed. While the additional shares are not designated to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing an unsolicited takeover bid.

Preferred Stock

Our amended and restated certificate of incorporation provides our board of directors with the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Vacancies

Vacancies in our board of directors will only be able to be filled by our board of directors (even if less than a quorum, or by a sole remaining director), except that a vacancy that results from the removal of a director by the stockholders may be filled by the stockholders at a special meeting of the stockholders. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors will shorten the term of any incumbent director. Our amended and restated by-laws provides that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Stockholder Action by Written Consent

Our amended and restated by-laws require advance notice for stockholder proposals and nominations for director. To be timely, notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. However, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date of the preceding year’s annual meeting, the notice must be delivered not earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. If we call a special meeting for the purpose of electing one or more directors, stockholder nominations must be delivered to our principal executive offices (i) not less than 90 days prior to the date of such special meeting or 10 days after the date on which public announcement of the date of such meeting and of the nominees proposed by us is first made or (ii) not more than 120 days prior to the date of such meeting. All nominations must contain the applicable information set forth in our amended and restated by-laws.

In addition, our amended and restated certificate of incorporation and amended and restated by-laws provide that action may not be taken by written consent of stockholders. Thus, any action taken by the stockholders will have to be effected at a duly called annual or special meeting.

These and other provisions will make it procedurally more difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.